Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Mary Luthy, Beckman Coulter	Robert Raynor, Beckman Coulter
Corporate Communications	Investor Relations
(714) 773-7964	(714) 773-7620

Beckman Coulter to Acquire Exclusive Rights to

Break-Through Technologies

Acquisition of Remainder of NexGen Diagnostics Captures Promising Intellectual Property

FULLERTON, CA (November 28, 2007) — Beckman Coulter, Inc. (NYSE:BEC), a leading developer of products that simplify and automate complex biomedical testing announced today that it has entered into an agreement to acquire the remaining 80.1 percent of NexGen Diagnostics LLC, a spin out of Lumigen, Inc., effected prior to Beckman Coulter’s acquisition of Lumigen in 2006.

Since NexGen’s assets consist of intellectual property unrelated to current products, Beckman Coulter expects to take a charge of approximately $36 million for in-process R&D when the acquisition closes in the fourth quarter of 2007. The technologies have the potential to revolutionize high sensitivity testing, including immunoassay and nucleic acid, due to their inherently superior speed and simplicity.

Richard Creager, corporate vice president of Beckman Coulter’s Immunoassay Business Center, said, “We are very enthusiastic about the potential that these proprietary technologies have to improve patient health and reduce the cost of care. If fully realized, they will simplify and automate certain types of immunodiagnostic and nucleic acid testing in remarkable ways, dramatically enhancing the performance of assays and accelerating turn-around time of test results.”

The dramatic improvement in turn-around time is a result of a proprietary non-separation immunoassay technology which eliminates time-consuming steps while maintaining the exquisite sensitivity of the assays. Consistent with the company’s commitment to develop a sample to result molecular testing system for clinical diagnostics, the acquired nucleic acid technology will allow rapid isolation of DNA or RNA from a patient sample without a separate step or reagent.

About Beckman Coulter, Inc.

Based in Fullerton, California, Beckman Coulter develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue consisting of supplies, test kits, service and operating-type lease payments represents more than 75 percent of the company’s 2006 annual revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the contribution of the acquired technology to Beckman Coulter’s R&D and product development capability. These statements are based on current expectations and assumptions. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond Beckman Coulter’s control. Factors that affect the development of new technologies are described in Beckman Coulter’s 10-K report filed with the SEC on February 26, 2007 and its 10-Q reports and other SEC filings.

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